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                                                                    EXHIBIT 23.1


                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
American National Financial, Inc.

We consent to incorporation by reference in the registration statement (No. 333-83655) on Form S-8 of American National Financial Inc. and subsidiaries of our report dated February 22, 2001, relating to the consolidated balance sheets of American National Financial, Inc. and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of earnings, comprehensive earnings, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000 and our report dated February 28, 2001 related to the financial statement schedule, which reports appear in the December 31, 2000 annual report on Form 10-K of American National Financial, Inc.


Los Angeles, California
March 28, 2001